UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2017

VERSAR, INC.
(Exact name of Registrant as specified in its charter)

Delaware	1-9309	54-0852979
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6850 Versar Center Springfield, Virginia 22151
(Address of principal executive offices)
(Zip Code)

(703) 750-3000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On April 6, 2017, Versar, Inc. (the “Company”) received a letter from NYSE MKT LLC (the “Exchange”) stating that the Exchange has determined that the Company is not in compliance with Section 1003(a)(i) of the Exchange Company Guide (the “Company Guide”) due to the Company’s recently reported stockholders’ equity of $1,068,000 as of July 1, 2016 and net losses in its fiscal years ended July 1, 2014 and July 1, 2016. The letter also issued an early warning of the Company’s potential non-compliance with Section 1003(a)(iv) since the uncertainty regarding the Company’s ability to generate sufficient cash flows and liquidity to fund operations raises substantial doubt about its ability to continue as a going concern.

The letter requires the Company to submit a plan by May 6, 2017 advising of actions it has taken or will take to regain compliance with the continued listing standards by October 6, 2018. If the Company’s plan is accepted by the Exchange, then the Company will be able to continue its listing during the period ending October 6, 2018, during which time it will be subject to periodic reviews, including quarterly monitoring, for compliance with the plan. If the Company does not submit a plan or if the plan is not accepted, delisting proceedings will commence. Furthermore, if the plan is accepted by the Exchange, but the Company is not in compliance with the continued listing standards of the Company Guide by October 6, 2018, or if the Company does not make progress consistent with the plan, then the Exchange staff will initiate delisting proceedings as appropriate. The Company remains subject to the conditions of the letter previously issued by the Exchange on December 12, 2016 requiring that it regain compliance with the Exchange’s requirement to timely file annual and interim reports with the Securities and Exchange Commission by May 31, 2017.

The Company issued a press release on April 12, 2017 stating that it had received the letter from the Exchange.

Item 9.01     Financial Statements and Exhibits

(d)
Exhibits

99.1
Press Release dated April 12, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: April 12, 2017	VERSAR, INC.

	By	/s/ James D. Villa
James D. Villa
Senior Vice President and General Counsel